Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 8, 2017 (except for the reverse stock splits disclosed in the third and fourth paragraphs of  Note 1, as to which the date is March 22, 2018 and January 18, 2019, respectively) with respect to the consolidated financial statements of Sunshine Heart, Inc. (now known as CHF Solutions, Inc.), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-229102) and related Prospectus of CHF Solutions, Inc.

/s/Ernst & Young LLP

Minneapolis, Minnesota
January 18, 2019